News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Exhibit 99.1

Investor Contact:	Media Contact:
Melissa Nigro (610) 902-6206	James Ely (610) 902-6010
melissa.nigro@airgas.com	jim.ely@airgas.com
For release:  Immediately
Airgas Announces Share Repurchase Plan
RADNOR, PA — November 15, 2005 — Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors has approved a share repurchase plan. Under the terms of the plan, the Company is authorized to repurchase up to $150 million of its common stock over a three year period as market conditions permit. As of November 3, 2005, Airgas had approximately 77,000,000 shares of common stock outstanding.
“Our decision to initiate a share repurchase plan reflects the Company’s strong financial position,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Our business is performing well and our cash flow is very strong. As a result, we have the liquidity necessary to continue investing for growth, increase the dividend over time and repurchase shares. We’re targeting $30 million to $50 million of repurchases per year, but will maintain the flexibility to respond to changing circumstances. We believe that this plan will enhance long-term value creation for Airgas shareholders.”

About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: repurchasing up to $150 million of Airgas common stock over a three year period; having the liquidity necessary to invest for growth, increase the dividend over time and repurchase shares; and enhancing long-term value creation for shareholders. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the price of Airgas common stock in the open market; the strength of the Company’s earnings and cash flow; an economic downturn; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2005 and Forms 10-Q dated June 30, 2005 and September 30, 2005 filed by the Company with the Securities and Exchange Commission.